Main:  800-388-1680
Fax:   310-943-1734
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InfoSearch Media, Inc.                                [COMPANY LOGO]
4086 Del Rey Ave
Marina Del Rey, CA 90292

March 14, 2006

Edan Portaro
5609 Parkmor
Calabasas, CA 91302

Dear Edan,

InfoSearch Media, Inc. (the "Company") is happy to offer you a position, reporting directly to the Chief Executive Officer, and indirectly to the General Manager(s) of the business units of the Company. Your title will be VP Sales and your work will focus on sales, including sales of products and advertising, and will also include other areas, projects and tasks as required by the company and are in keeping with your skills or work experience. Your position will be a full time, regular, exempt position and will be based out of the Marina del Rey, CA office. Your start date will be March 16, 2006 on a half-time basis, it being understood that you will become full-time no later than 30 days after your start date.

Details of your offer are outlined below.

1.      Salary and Bonus
Your starting annual salary will be $150,000.00 to be paid in accordance with the Company's normal payroll procedures. In addition, you will be eligible to be considered for an incentive bonus, based on the achievement of sales targets and other subjective criteria established by the Company's Chief Executive Officer. Your target achievable Bonus will be equal to 150% of your current annual base salary. Any bonus for the quarter and/or fiscal year in which your employment begins will be prorated, based on the number of days you are employed by the Company during that quarter and/or fiscal year. Any bonus will be paid 75% on a quarterly basis for achieving quarterly targets and 25% on an annual basis for achieving annual targets. In the event you do not reach the bonus target for any particular time period but you have reached certain percentages of that bonus target, you shall be entitled to be paid the greater of: (a) upon reaching 75% of the particular target, you shall receive 5% of that bonus amount, (b) upon reaching 80% of the particular target, you shall receive 15% of that bonus amount, (c) upon reaching 85% of the particular target, you shall receive 25% of that bonus amount, (d) upon reaching 90% of the particular target, you shall receive 35% of that bonus amount, or (e) upon reaching 95% of the particular target, you shall receive 45% of that bonus amount. In the event you are unable to achieve full bonuses during the first three quarters of any particular year (the "Shortfall"), you will be entitled to be paid the greater of:
(a) 50% of the Shortfall if by the end of that particular fiscal year you have achieved at least 100% of your total annual target,
(b) 75% of the Shortfall if by the end of that particular fiscal year you have achieved at least 110% of your total annual target, or
(c) 100% of the Shortfall if by the end of that particular fiscal year you have achieved at least 120% of your total annual target. Any bonus will be paid after the Company's books have been closed for the particular time period, whether quarterly or annually.

2       Stock Options
Subject to the approval of the Company's Board of Directors, you will be granted an option to purchase 200,000 shares of the Company's Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted or on your first day of employment, whichever is lower. The option will be subject to the terms and conditions applicable to options granted under the Company's 2004 Stock Option Plan (the "Plan"), as described in the Plan and the applicable Stock Option Agreement. The shares will vest as follows:
25% of the shares shall be exercisable on the 1 year anniversary of employment with the Company and the balance shall vest in equal monthly installments over the next 36 months of employment with the Company. The option shall be subject to the other terms and conditions provided in the Stock Option Agreement

            If you are subject to an Involuntary Termination (as defined in Section 9) you will receive six months acceleration of the unvested portion of the options. If the Company is subject to a Change in Control (as defined in Section 9) and within 6 months you are subject to an Involuntary Termination, you will receive full acceleration of the unvested portion of the options.

3. Severance Pay. If the Company terminates your employment for any reason other than Cause or Permanent Disability (as both terms are defined in Section
9), then the Company will continue to pay your base salary for a period of six
(6) months following the termination of your employment. Your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company's standard payroll procedures.

            However, this Section 3 and any acceleration of options set forth in
Section 2 hereinabove will not apply unless you (a) sign a general release of claims (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company and (b) have returned all Company property. Moreover, the amount of the salary continuation payments under this Section 5 will be reduced by the amount of any severance pay or pay in lieu of notice that you receive from the Company under a federal or state statute (including, without limitation, the WARN Act).

4. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company's standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.

5. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be "at will," meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company's personnel policies and procedures, may change from time to time, the "at will" nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you).

6. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

7. Interpretation, Amendment and Enforcement. This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the "Disputes") will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in Los Angeles, California in connection with any Dispute or any claim related to any Dispute.

8. Arbitration. Any controversy or claim arising out of this letter agreement and any and all claims relating to your employment with the Company will be settled by final and binding arbitration. The arbitration will take place in Los Angeles, California or, at your option, the County in which you primarily worked when the arbitrable dispute or claim first arose. The arbitration will be administered by the American Arbitration Association under its National Rules for the Resolution of Employment Disputes. Any award or finding will be confidential. You and the Company agree to provide one another with reasonable access to documents and witnesses in connection with the resolution of the dispute. You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator's fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Each party will be responsible for its own attorneys' fees, and the arbitrator may not award attorneys' fees unless a statute or contract at issue specifically authorizes such an award. This Section 8 does not apply to claims for workers' compensation benefits or unemployment insurance benefits. Injunctive relief and other provisional remedies will be available in accordance with Section 1281.8 of the California Code of Civil Procedure.

9. Definitions. The following terms have the meaning set forth below wherever they are used in this letter agreement:

            "Cause" means (a) your unauthorized use or disclosure of the Company's confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company's written policies or rules, (d) your conviction of, or your plea of "guilty" or "no contest" to, a felony under the laws of the United States or any State, (e) your gross negligence or willful misconduct, (f) your continuing failure to perform assigned duties after receiving written notification of the failure from the Company's Board of Directors or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.

            "Change in Control" means (a) the consummation of a merger or consolidation of the Company with or into another entity or (b) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company does not constitute a "Change in Control" if immediately after the merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of the continuing or surviving entity, will be owned by the persons who were the Company's stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company's capital stock immediately prior to the merger or consolidation.

            "Involuntary Termination" means either (a) involuntary discharge by the Company for reasons other than Cause or (b) voluntary resignation within 30 days following (i) a change in your position with the Company that materially reduces your level of authority or responsibility or (ii) a reduction in your base salary by more than 10%.

            "Permanent Disability" means that you are unable to perform the essential functions of your position, with or without reasonable accommodation, for a period of at least 120 consecutive days because of a physical or mental impairment.


10      Other Employment Benefits
The company offers various benefit plans including medical, dental and 401(k). You are eligible to participate according to the terms of the plans in place at the time you begin employment. You will be entitled to 20 days of Paid Time Off ("PTO") per year subject to the Company's normal policies.

11.     At-Will Employment Status
Your employment with the Company is "at will." This means that if you accept this offer of employment from InfoSearch Media, Inc., the Company may terminate your employment for any reason at any time, with or without notice, and with or without cause. Similarly, you are free to resign at any time, for any reason or for no reason.

12.     Terms and Conditions of Employment
This letter, together with your Proprietary Information and Inventions Assignment Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company's discretion in this letter, require a written modification signed by the Company's Chief Executive Officer or Chief Financial Officer

13.     Conditions of Offer
This offer of employment is contingent upon the following:
|_| The execution of the Employee Proprietary Information and Inventions Agreement, Insider Trading Agreement, other documents as may be necessary and satisfactory completion of a background and reference check.
|_| Your submission of appropriate documentation of employment eligibility in the United States.

The above are conditions of your employment even if you begin work before all conditions are met.

14.     Acceptance of Offer
If you choose to accept this offer of employment pursuant to the terms set forth above, please sign and date this letter. Fax this signed document and exhibits, if any, to 801-848-1103 attn: Frank Knuettel and then forward the original documents to InfoSearch Media, Attn: Frank Knuettel 4086 Del Rey Ave Marina del Rey, CA 90292. Please return by January 23, 2006.

If you have any further questions, please contact me at (310) 963-6806.

Sincerely,


George Lichter
Chief Executive Officer

cc:  File


I agree and accept the terms of this employment offer.


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